Exhibit 10.39

                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT

                     (The Feld Company - PA  67 and PA 73)



                                    Between


                            MISSION VIEJO COMPANY,
                           a California corporation
                                  ("Mission")

                                      and

                               THE FELD COMPANY,
                            a Colorado corporation

                                   ("Buyer")





                           Date:  ____________, 1995

                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company  - PA 67 and PA 73)

                               Table of Contents
                (For Convenience Only-Not a Part of Agreement)
                                                                           Page

1.   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1.   Purpose of Agreement . . . . . . . . . . . . . . . . . . . . . .  1
     1.2.   Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3.   Development Guide. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.4.   Interstate Land Sales Full Disclosures Act and Colorado
            Subdivision Developers Act Exemptions. . . . . . . . . . . . . .  1
     1.5.   Parcel . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.   PURCHASE AND SALE PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  2
     2.1.   Agreement for Purchase and Sale. . . . . . . . . . . . . . . . .  2
     2.2.   Base Purchase Price. . . . . . . . . . . . . . . . . . . . . . .  2
     2.3.   Computation of Purchase Escalation Amount. . . . . . . . . . . .  3
     2.4.   Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

3.   PRE-CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  3
     3.1.   Development and Phasing Plan . . . . . . . . . . . . . . . . . .  3
     3.2.   Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.3.   Environmental Assessments. . . . . . . . . . . . . . . . . . . .  4
     3.4.   Investigation Period . . . . . . . . . . . . . . . . . . . . . .  4
     3.5.   Entry Limitations. . . . . . . . . . . . . . . . . . . . . . . .  6
     3.6.   Minor Development Plan Approval. . . . . . . . . . . . . . . . .  6
     3.7.   Buyer's Site Plans . . . . . . . . . . . . . . . . . . . . . . .  7
     3.8.   Financial Information of Buyer . . . . . . . . . . . . . . . . .  8
     3.9.   No Recreation Facilities . . . . . . . . . . . . . . . . . . . .  9
     3.10.  Acceptance of Buyer's Signs. . . . . . . . . . . . . . . . . . .  9
     3.11.  Fencing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.12.  Assignment of Plans. . . . . . . . . . . . . . . . . . . . . . .  9

4.   TITLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.1.   Title Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.2.   Permitted Exceptions . . . . . . . . . . . . . . . . . . . . . . 10
     4.3.   Title Defects. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4.   Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.5.   Annexation of Property to Community Association. . . . . . . . . 12
     4.6.   Special District Disclosure. . . . . . . . . . . . . . . . . . . 12
     4.7.   Special District Formation . . . . . . . . . . . . . . . . . . . 13
     4.8.   Easements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

5.   CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.1.   Closing Dates and Place. . . . . . . . . . . . . . . . . . . . . 16
     5.2.   Documents at Closing . . . . . . . . . . . . . . . . . . . . . . 17
     5.3.   Closing Statement Adjustments and Prorations.. . . . . . . . . . 17
     5.4.   Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.5.   Building Permit Moratorium.. . . . . . . . . . . . . . . . . . . 17

6.   MISSION'S POST-CLOSING OBLIGATIONS. . . . . . . . . . . . . . . . . . . 19
     6.1.   Directory Maps . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.2.   Directional Signs. . . . . . . . . . . . . . . . . . . . . . . . 19
     6.3.   Installation of Maps and Signs . . . . . . . . . . . . . . . . . 19

7.   BUYER'S POST-CLOSING OBLIGATIONS. . . . . . . . . . . . . . . . . . . . 20
     7.1.   Incorporation of Buyer's Obligations in Deed . . . . . . . . . . 20
     7.2.   Metropolitan District Requirements . . . . . . . . . . . . . . . 20
     7.3.   Additional Information . . . . . . . . . . . . . . . . . . . . . 20
     7.4.   Maintenance of Property. . . . . . . . . . . . . . . . . . . . . 20
     7.5.   Water, Soil, and Energy Conservation Measures. . . . . . . . . . 21
     7.6.   Compliance with Open Space Requirements. . . . . . . . . . . . . 21
     7.7.   Density Allocation . . . . . . . . . . . . . . . . . . . . . . . 22
     7.8.   Installation of Utilities. . . . . . . . . . . . . . . . . . . . 22
     7.9.   Off-Site Drainage. . . . . . . . . . . . . . . . . . . . . . . . 23
     7.10.  Willows Water Main . . . . . . . . . . . . . . . . . . . . . . . 24

8.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 26
     8.1.   Representations and Warranties of Mission. . . . . . . . . . . . 26
     8.2.   Representations and Warranties of Buyer. . . . . . . . . . . . . 26

9.   DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.1.   Defaults by Mission. . . . . . . . . . . . . . . . . . . . . . . 26
     9.2.   Defaults by Buyer. . . . . . . . . . . . . . . . . . . . . . . . 27
     9.3.   Rights to Cure . . . . . . . . . . . . . . . . . . . . . . . . . 27
     9.4.   Defaults After Closing . . . . . . . . . . . . . . . . . . . . . 28

10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.1.  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.2.  Taking Prior to Closing. . . . . . . . . . . . . . . . . . . . . 28
     10.3.  Agreement Not to be Recorded . . . . . . . . . . . . . . . . . . 28
     10.4.  No Representations . . . . . . . . . . . . . . . . . . . . . . . 29
     10.5.  Indemnification; No Mechanic's Liens . . . . . . . . . . . . . . 29
     10.6.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.7.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.8.  No Oral Amendment or Modifications . . . . . . . . . . . . . . . 30
     10.9.  Nonseverability. . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.10. Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.11. Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.12. Captions for Convenience . . . . . . . . . . . . . . . . . . . . 31
     10.13. Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.14. Exhibits Incorporated. . . . . . . . . . . . . . . . . . . . . . 31
     10.15. Time of the Essence. . . . . . . . . . . . . . . . . . . . . . . 31
     10.16. Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     10.17. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.18. Costs of Legal Proceedings . . . . . . . . . . . . . . . . . . . 32
     10.19. Survival of Provisions . . . . . . . . . . . . . . . . . . . . . 32
     10.20. General Cooperation. . . . . . . . . . . . . . . . . . . . . . . 32
     10.21. Computation of Time. . . . . . . . . . . . . . . . . . . . . . . 32
     10.22. Negotiated Provisions. . . . . . . . . . . . . . . . . . . . . . 32
     10.23. The Foreign Investment In Real Property Tax Act and Colorado
            Department of Revenue Form 1083. . . . . . . . . . . . . . . . . 33
     10.24. No Implied Waiver. . . . . . . . . . . . . . . . . . . . . . . . 33


                               Table of Exhibits
                (For Convenience Only-Not a Part of Agreement)

          Exhibit A      Development and Phasing Plan
          Exhibit B      First Parcel Site Plan
          Exhibit C      Fencing Plan
          Exhibit D      Permitted Exceptions
          Exhibit E      Relinquishment of Surface Rights
          Exhibit F      First Parcel Deed Form
          Exhibit G      Subsequent Parcels Deed Form
          Exhibit H      Supplemental Declaration Form
          Exhibit I      Easement and Development Agreement
          Exhibit J      Access Easement Agreement
          Exhibit K      Contiguous Area Report
          Exhibit L      Willows Water Agreement

                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company  - PA 67 and PA 73)

     This Second Amended and Restated Vacant Land Purchase and Sale Agreement ("Agreement") is made as of this 23rd day of March, 1995 ("Execution Date"), between MISSION VIEJO COMPANY, a California corporation ("Mission"), whose address is 8822 South Ridgeline Boulevard, Highlands Ranch, Colorado 80126,
Attention: Residential Land Sales and Acquisitions, and THE FELD COMPANY, a Colorado corporation ("Buyer"), whose address is 4600 S. Ulster St., Suite 350, Denver, Colorado 80237.

1.   GENERAL.

     1.1.  Purpose of Agreement.   The parties desire to enter into this
Agreement to amend and restate, in its entirety, the terms and conditions by which Mission agrees to sell and Buyer agrees to buy the Property, as hereinafter defined. Pursuant to that certain Vacant Land Purchase and Sale Agreement ("Original Agreement") dated as of July 14, 1993 between Mission and Al Feld, as amended, Mission and Al Feld had contracted for the sale and purchase of the Property. The Original Agreement was amended and restated in its entirety by that certain Amended and Restated Vacant Land Purchase and Sale Agreement ("Restated Agreement") dated as of the 11th day of February, 1994, between Mission and Al Feld, as amended. Effective as of November 15, 1994, Al Feld assigned all of Buyer's right, title and interest in and to the Original Agreement and the Restated Agreement, including the Deposit held by Mission thereunder, to Buyer and Buyer assumed all obligations of Al Feld thereunder. This Agreement is intended to and shall amend, restate and supersede, in its entirety, the terms and provisions of the Restated Agreement.

     1.2.  Property.   The "Property" shall mean the tract of unimproved real
property containing approximately 181.803 acres located in Douglas County, Colorado, more particularly described as Lots 1-5, Highlands Ranch Filing 126-A, and which is generally depicted on the Development and Phasing Plan, as hereinafter defined, attached hereto as Exhibit A.

     1.3.  Development Guide.   The "Development Guide" shall mean the Devel-
opment Guide for the New Town of Highlands Ranch, approved September 17, 1979, by the Board of County Commissioners of Douglas County, Colorado, recorded October 25, 1979, in Book 373, beginning at Page 187, in the office of the Clerk and Recorder of Douglas County, Colorado ("Douglas County Records"), as the same has been and may be amended from time to time.

     1.4.  Interstate Land Sales Full Disclosures Act and Colorado Subdivision
Developers Act Exemptions.   It is acknowledged and agreed by the parties that
the sale of the Property will be exempt from the provisions of the federal Interstate Land Sales Full Disclosures Act under the exemption applicable to sale or lease of property to any person who acquires such property for the purpose of engaging in the business of constructing residential, commercial or industrial buildings or for the purpose of resale of such property to persons engaged in such business. Buyer hereby represents and warrants to Mission that Buyer is acquiring the Property for such purposes. It is further acknowledged by the parties that the sale of the Property will be exempt under the provisions of the Colorado Subdivision Developers Act under the exemption applicable to transfers between developers. Buyer represents and warrants to Mission that Buyer is acquiring the Property for the purpose of participating as the owner of the Property in the development, promotion, and/or sale of the Property and portions thereof.

     1.5.  Parcel.   "Parcel," as used herein, shall mean each portion of the
Property to be purchased by Buyer at a Closing, as hereafter provided. The general location, approximate acreage and allocated density of each Parcel has been agreed upon pursuant to the provisions of Section 3.1 hereof.


2.   PURCHASE AND SALE PROVISIONS.

     2.1.  Agreement for Purchase and Sale.   For good and valuable consider-
ation, Mission hereby agrees to sell, and Buyer hereby agrees to purchase, the Property upon the terms and conditions set forth in this Agreement.

     2.2.  Base Purchase Price.   The "Base Purchase Price" for the Property
has been computed based upon the assumption that the Property contains 181.803 acres and is being purchased for a Base Purchase Price of $73,500.00 per gross acre, as increased in accordance with the provisions of Section 2.3 below. The total Base Purchase Price shall be $13,362,520.50, subject to adjustment based on the actual number of gross acres contained therein as set forth on the Survey. The Property will be purchased in Parcels. The Purchase Price attributable to each Parcel shall be computed based upon the number of gross acres contained therein as depicted on the boundary certification of each such Parcel, to be provided by Buyer to Mission as provided in Section 3.2 below, at the Base Purchase Price per gross acre provided above, plus the Purchase Escalation Amount, as hereinafter defined, based upon the date of Closing for the particular Parcel. The Purchase Price for each Parcel, as so computed, shall be payable at each Closing in the form of wire transfer of federal funds, subject to prorations and adjustments in accordance with Section 5.3 below.
The Purchase Price attributable to the last Parcel to be purchased by Buyer (the "Last Parcel") shall be payable in accordance with the following provisions: (a) a credit against the purchase price payable by Buyer for the Last Parcel purchased by Buyer for the amount of the Deposit, as hereinafter provided; and (b) the remaining balance of the Purchase Price in the form of wire transfer of federal funds at Closing, subject to prorations and adjustments in accordance with Section 5.3 below.

     2.3.  Computation of Purchase Escalation Amount.   The "Purchase
Escalation Amount" shall be an amount determined by multiplying the Base Purchase Price for such Parcel being purchased by six percent (6%) and multiplying the resulting product by a fraction, the numerator of which is the number of days from and after November 30, 1994 until the date of Closing, as hereinafter defined, for the Parcel whose purchase price is being determined, and the denominator of which is 365.

     2.4.  Deposit.   The "Deposit" shall be a total of $300,000.00.  Mission
hereby acknowledges having previously received from Buyer the sum of $50,000.00. The balance of the Deposit in the amount of $250,000.00 shall be payable simultaneously with the execution of this Agreement. The Deposit shall not accrue interest and any interest earned on the $50,000.00 previously paid by Buyer under the Original Agreement or the Restated Agreement shall be deemed paid by Buyer to Mission in consideration of the execution of this Agreement by Mission. Buyer shall have no right to the return of the Deposit, except as specifically set forth herein; provided, however, that $25,000.00 of the Deposit shall be non-refundable in the event this Agreement is terminated for any reason (the "Non-refundable Deposit").


3.   PRE-CLOSING CONDITIONS.

     3.1.  Development and Phasing Plan.    Buyer has prepared, at Buyer's sole
cost and expense, a development and phasing plan package for the Property which includes: (i) a designation of the Property within Planning Areas 67 and 73 to be acquired by Buyer pursuant to this Agreement; (ii) the anticipated phasing plan for the Parcels to be acquired by Buyer pursuant to this Agreement, including the order in which they are to be acquired by Buyer and the approximate number of Dwelling Units (as that term is defined in the Deed, as hereinafter defined) allocated to each Parcel; and (iii) a general conceptual development plan for the Property showing general location of streets, open space, and recreation amenities, to be constructed on the Property (collectively the "Development and Phasing Plan"). The Development and Phasing Plan, as approved by Mission, is attached hereto as Exhibit A. Buyer may, at Buyer's option ("Early Closing Option"), at any scheduled Closing, elect to purchase the next Parcel to be acquired by Buyer hereunder as provided in the Development and Phasing Plan in advance of the time Buyer is otherwise obligated to purchase such Parcel hereunder. Buyer shall, if at all, exercise the Early Closing Option by giving written notice of election to Mission, which notice shall specify which portion of such Parcel Buyer desires to purchase. Buyer shall be entitled to a credit against the number of Dwelling Units and acreage of Property which Buyer is otherwise obligated to purchase hereunder at the subsequent scheduled Closing for the number of Dwelling Units and acreage of Property which Buyer has theretofore closed the purchase of from Mission in excess of the cumulative number of Dwelling Units and acreage of Property which Buyer has at that time been obligated hereunder to acquire from Mission.

     3.2. Survey. A boundary and improvement survey plat of the Property (the "Survey") dated November 29, 1993 and prepared by Kirkham, Michael and Associates has been delivered by Mission to Buyer, at Mission's cost and expense, and Buyer hereby approves the same. Buyer agrees, not later than fifteen (15) days prior to any Closing on a Parcel, to provide to Mission a certification by a licensed land surveyor, setting forth the legal description of such Parcel and the number of gross acres contained therein for the purposes of computing the purchase price for such Parcel in accordance with the provisions of Article 2 above ("Certifications"). Any recertification of the Survey and any additional surveys of the Parcels shall be at Buyer's sole cost and expense. For the purposes of this Agreement, the term "Survey" shall mean and include all Certifications to the Survey made in accordance with the provisions hereof.

     3.3. Environmental Assessments. Buyer, at Buyer's sole cost and expense, has previously engaged Buyer's own environmental engineer to undertake environ-mental assessments or investigations of the Property ("Assessment"). Buyer shall treat all information contained in the Assessment as strictly confidential. The contract which Buyer and the environmental engineer selected by Buyer have entered into contains confidentiality provisions consistent with the confidentiality requirement set forth herein.

     3.4.  Investigation Period.   Buyer has had the right pursuant to the
Original Agreement and the Restated Agreement to perform such Investigations, Tests and Surveys, as hereinafter defined, as Buyer has deemed necessary. The "Investigations, Tests and Surveys" which Buyer was permitted to make included, without limitation, the following: (a) inspecting, making engineering, environmental and architectural studies, including obtaining the Assessment, testing the soil and otherwise determining the condition of the Property; (b) reviewing subdivision, zoning and building code ordinances, rules and regulations of the County of Douglas and the subdivision, zoning and building code ordinances, rules and regulations of the State of Colorado relating to construction of any improvements which Buyer intends to construct on the Property, to determine that such matters do not prevent or unreasonably impair the ability of Buyer to construct and use other improvements which Buyer intends to construct; (c) determining that utilities, including, without limitation, water, sewer, gas, electricity and telephone are adequate to serve the Property; (d) determining that there is or shall be adequate access to serve the improvements which Buyer intends to construct on the Property; (e) determining the nature, magnitude, and times due of all taxes, fees, charges, system development fees, tap fees, and other costs which are or may be imposed upon the Property or Buyer by any utility company or government or quasi-- governmental agency; (f) obtaining and reviewing a Uniform Commercial Code search or searches pertaining to the Property and Mission's interest therein (the "UCC Searches"); and (g) determining all other matters regarding the Property and the development thereof which Buyer deems appropriate. Mission has previously provided to Buyer access to information and/or materials requested by Buyer, which Mission may have in its files with respect to the Property and Buyer hereby acknowledges having received such items. Mission agrees to continue to cooperate with Buyer in providing additional information and/or materials specifically requested by Buyer from Mission; provided, however, that Mission may impose such reasonable limitations and conditions on Buyer's use of such information and materials as it may deem appropriate. Mission makes no representation or warranty whatsoever with respect to any information or material so provided. Except as set forth in Section 7.10 hereof, Buyer acknowledges that Buyer is satisfied with the results of Buyer's review of the Investigations, Tests and Surveys, or is otherwise satisfied to the extent necessary to purchase the Property. Buyer hereby accepts the Property and its condition as of the Execution Date on an "AS IS" basis. For purposes of this Agreement, the term "AS IS" shall mean (without limitation thereon, but subject to the warranties and representations set forth in Section
8.1 below) "AS IS" with respect to (a) the physical condition of the Property (including defects seen and unseen and conditions natural and artificial); (b) title to the Property as disclosed in the Title Commitment and subject to the Permitted Exceptions, as hereinafter defined; (c) any other documents, agree-ments or restrictions encumbering the Property and previously disclosed to Buyer, including the Survey; and (d) all laws, ordinances, rules and regula-tions to which the Property is subject under any applicable governmental or regulatory jurisdiction. Mission's sole obligation with respect to the physical condition of the Property shall be to deliver possession of the Property to Buyer in substantially the same condition (excluding normal wear and tear and casualty damage) as existed on the Execution Date and Buyer has agreed to accept possession of the Property on the Date of Closing on an "AS IS" basis. MISSION AND BUYER AGREE THAT THE PROPERTY SHALL BE SOLD "AS IS, WHERE IS, WITH ALL FAULTS" WITH NO RIGHTS OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND, EXCEPT AS SET FORTH IN SECTION 8.1 HEREOF, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND BUYER DOES HEREBY WAIVE, DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.

     3.5.  Entry Limitations.   Buyer, and Buyer's authorized agents, employees
and independent contractors, shall have the right, for Buyer's benefit, to enter upon the Property for the purpose of making further Investigations, Tests and Surveys, but only in accordance with the terms and provisions of a License to Enter Upon Real Property to be entered into between Mission and Buyer (the "License Agreement"). Any entry by or on behalf of Buyer shall be subject to such reasonable rules, regulations, standards and conditions as are referred to within the License Agreement and otherwise as Mission may impose. All such Investigations, Tests and Surveys shall be at the sole cost and expense of Buyer and shall not damage, destroy or harm the Property or any improvements thereon and Buyer shall promptly repair and restore the Property to its origi-nal condition at Buyer's sole cost and expense. Notwithstanding any other provisions of this Agreement, the obligations of Buyer under this Section shall survive any termination of this Agreement by either Buyer or Mission.

     3.6.  Minor Development Plan Approval.   Buyer, for Buyer's sole benefit,
has applied for approval by the Douglas County Commissioners ("County Commissioners") of a Minor Development Plan for the entire Property and certain additional real property located east of the Property. The "Minor Development Plan" consists of and is contained in the plat of Highlands Ranch Filing No. 126-A Planning Area 67 and a Portion of Area 73 A Minor Development of a part of Section 5, Township 6 South, Range 67 West of the 6th P.M., Douglas County Colorado 200.72 Acres, 6 Residential Lots, prepared by Kirkham, Michael and Associates and dated 6/94. Mission and the County Commissioners have previously accepted the Minor Development Plan prepared by Buyer. Buyer agrees that no modifications to the Minor Development Plan, as accepted by Mission and the County Commissioners, which would have a material adverse impact on the Property or the development and use thereof by Buyer or Mission shall be made without Mission's prior written acceptance. Any subdivision improvement agreement(s) to be executed in connection with the Minor Development Plan shall be subject to the review and acceptance of Mission, and shall be executed by Buyer, and not by Mission. Buyer shall be required to deliver to Douglas County, at Buyer's cost and expense, any security required by Douglas County to secure the performance of Buyer under such subdivision improvements agreement, including, at Buyer's cost, separate security if required by Douglas County to secure the completion of the off-site drainage system and utility system as required by this Agreement. Buyer agrees to indemnify, defend, and hold Mission harmless from and against any and all liability, claims, loss, damage or expense, including reasonable attorneys' fees, which may be incurred by or asserted against Mission in connection with any such subdivision improvements agreement, including those which relate to Buyer's completion of any off-site improvements, but such indemnity shall apply only to the extent of any improvements (on or off-site) required to be completed in connection with any portion of the Property acquired by Buyer. Mission agrees that all consents, acceptances, or approvals required of it pursuant to this Section 3.6 shall not be unreasonably withheld.

     3.7.  Buyer's Site Plans.   Buyer acknowledges that the Parcels shall be
conveyed to Buyer pursuant to a Deed, as hereinafter defined, which requires Buyer, prior to the commencement of construction on a Parcel, to submit, for acceptance by Mission, a site plan. Buyer has, for Buyer's sole benefit, elected to submit the Site Plan, as hereinafter defined, to Mission for Lot 1 as shown on the Minor Development Plan ("First Parcel"). In addition, Buyer desires for Buyer's sole benefit, to apply for and receive approval by Douglas County of the site plan for the First Parcel as accepted by Mission, prior to the First Parcel Closing, to confirm Douglas County's approval of Buyer's intended use of the First Parcel.

     (a) Mission Site Plan Acceptance. Buyer has prepared, at Buyer's sole cost and expense, a site plan for the First Parcel consisting of those materials more specifically described of Exhibit B, attached hereto ("First Parcel Site Plan"). Mission has accepted the First Parcel Site Plan and Buyer agrees that it shall not revise the First Parcel Site Plan in any material respect without the prior written consent of Mission; provided, however, that Buyer shall provide Mission with copies of all proposed changes to the Site Plan prior to their submittal to Douglas County. In the event that Buyer desires to revise the First Parcel Site Plan, Buyer shall submit Buyer's proposed modifications to Mission. Mission shall give Buyer written notice of its acceptance or rejection of the proposed modifications to the First Parcel Site Plan on or before the 5th business day following its receipt of the proposed modifications. If Mission has not given Buyer notice of Mission's rejection or conditional acceptance of the proposed modifications by the expiration of said 5 day period, Mission shall be deemed to have rejected the proposed modifications to the First Parcel Site Plan as submitted by Buyer. Acceptance or rejection of the proposed modifications to the First Parcel Site Plan shall be in the reasonable discretion of Mission. If Mission rejects or conditionally accepts the proposed modifications to the Site Plan, Buyer may deliver to Mission additional modifications to Mission from time to time for Mission's review. In any event, if Mission has not accepted the proposed modifications to the First Parcel Site Plan on or before the date which is 30 days from the date Buyer initially submitted its proposed modifications to Mission, Buyer may terminate this Agreement by written notice delivered to Mission in which event the Deposit shall be retained by Mission and each party shall be relieved from all further obligations under this Agreement except as otherwise provided herein. Buyer shall, from time to time, prepare, at Buyer's sole cost and expense, a site plan package for the remaining portions of the Property which shall include: (i) a plan showing the location of the buildings and other improvements to be constructed on the Property, including location of mechanical equipment; (ii) building exterior elevations, including colors and materials; (iii) a drainage plan; (iv) a landscape plan; and (v) a signage plan (a "Site Plan", the "First Parcel Site Plan" or collectively as to Parcels other than the First Parcel the "Future Parcel Site Plans"). The Future Parcel Site Plans shall be prepared in accordance with the Development and Phasing Plan. Mission shall give written notice to Buyer of its acceptance or rejection of the Future Parcel Site Plans on or before 20 days following the date of its receipt of the Future Parcel Site Plans. If Mission has not given notice of rejection or conditional acceptance by the expiration of said 20-day period, Mission shall be deemed to have rejected the Future Parcel Site Plans as submitted by Buyer. Acceptance or rejection of the Future Parcel Site Plans shall be in the reasonable discretion of Mission. If Mission expressly rejects or conditionally accepts the Future Parcel Site Plans, Buyer may deliver to Mission revised Future Parcel Site Plans, from time to time, for Mission's review and approval in the manner and time periods provided above for the review of proposed modifications to the First Parcel Site Plan.

     (b) Douglas County Site Plan Approval. Mission shall provide to Buyer a letter as required by Douglas County Site Plan processing procedures, authorizing Buyer to submit the First Parcel Site Plan. If Future Parcel Site Plans are accepted by Mission in accordance with subsection (a) above, Buyer may submit the Future Parcel Site Plans to the Douglas County, from time to time, as Buyer may desire. At such time, Mission shall provide to Buyer a letter as required by Douglas County Site Plan processing procedures, authorizing Buyer to submit the Future Parcel Site Plans. Buyer acknowledges that Buyer shall have the sole responsibility to seek and obtain the approval of Douglas County of the First Parcel Site Plan and all Future Parcel Site Plans. Buyer agrees that no modifications requested by Douglas County or desired by Buyer to the First Parcel Site Plan or the Future Parcel Site Plans shall be made without Mission's prior written acceptance.

     (c)   Mission's Consent.   Mission agrees that all consents, acceptances,
or approvals required of it pursuant to this Section 3.7 shall not be unreasonably withheld.

     3.8.  Financial Information of Buyer.   This Agreement imposes substantial
obligations upon Buyer. In order to evaluate the financial capability of Buyer to meet Buyer's obligations under this Agreement, Buyer has delivered to Mission Buyer's most current financial statement, and such other supplemental information as Mission has requested, certified to be true and correct by Buyer. Mission hereby acknowledges receipt of the above-referenced financial information and that it has reviewed and accepted the same.

     3.9.  No Recreation Facilities.   The parties have agreed that none of the
Property shall be a part of the Highlands Ranch Recreation Center, and Section
1.32 of the Deed is consistent with such agreement.

     3.10. Acceptance of Buyer's Signs.   Buyer agrees that all signs to be
constructed or installed by or on behalf of Buyer (a) upon the Property (the "Property Signs"), (b) at any other location within Highlands Ranch (the "Highlands Ranch Signs"), or (c) at any other location if the same relates to or refers to Mission, the Property, or Highlands Ranch (the "Other Signs"), shall, in each such case, be subject to the review and acceptance by Mission prior to the time they are so constructed or installed and, in the case of the Property Signs and the Highlands Ranch Signs only, shall also be subject to the standards contained in the Development Guide. Review and acceptance by Mission, in the case of the Property Signs and Highlands Ranch Signs, shall include, without limitation, review and consent to the size, design, materials, color, location, and copy and text of signs, but, in the case of the Other Signs, shall be limited to review and consent by Mission to the content and text thereof.

     3.11. Fencing.   Mission acknowledges and agrees that Buyer, at Buyer's
sole cost and expense, shall be entitled to install fencing within the Property in accordance with the Fencing Plan attached hereto as Exhibit C upon the Closing of each respective Parcel hereunder. In accordance with the foregoing, Buyer, its authorized agents, employees and independent contractors shall have the right, for Buyer's benefit, to enter upon those portions of the Property necessary to install, maintain or repair fencing depicted on the Fencing Plan but only in accordance with the terms and provisions of a License to Enter Upon Real Property to be executed between Mission and Buyer (the "Fencing License Agreement"). Any entry by or on behalf of Buyer shall be subject to such reasonable rules, regulations, standards and conditions as are referred to within the Fencing License Agreement and otherwise as Mission may impose.
Buyer shall keep in good condition and repair all fencing installed by Buyer on the Property in accordance with the provisions hereof.

     3.12. Assignment of Plans. After the Execution Date, and promptly after preparation thereof, which shall be at Buyer's sole cost and expense, Buyer shall submit to Mission a complete set, which may be retained by Mission, of all plans and specifications prepared by or on behalf of Buyer in connection with Buyer's development of the Property and the construction of improvements thereon, including, but not limited to, all architectural plans, site plans, landscaping plans, utility plans, water and sewer plans, fencing plans, and street improvement plans ("Development Plans"). The parties hereby acknowledge that the Development Plans shall be prepared from time to time during the term of this Agreement, and Buyer hereby assigns to Mission, its successors and assigns, the non-exclusive right to use the Development Plans in connection with any development on the Property by Mission or its successors or assigns. Buyer hereby agrees to execute such documents, from time to time, as Mission may reasonably require to evidence such assignment. Buyer also agrees to obtain all necessary consents to such assignments from its engineers, planners, designers, architects, and similar contractors. Buyer agrees that in the event of any default by Buyer hereunder, whether before or after any Closing, Buyer shall pay for all such Development Plans, and Mission, its successors and assigns, shall have the right, without any further cost or charge payable by Mission, or Mission's successors or assigns, to use the Development Plans in connection with any development on the Property by Mission, its successors or assigns. MISSION HEREBY ACKNOWLEDGES AND AGREES THAT THE DEVELOPMENT PLANS SHALL BE DELIVERED TO MISSION BY BUYER, "AS IS, WITH ALL FAULTS" AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, (INCLUDING, WITHOUT LIMITATION, WARRANTY OF USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) AND MISSION DOES HEREBY WAIVE, DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.

4.   TITLE.

     4.1.  Title Insurance.   Mission has previously delivered to Buyer a title
insurance commitment number P1030599-8 and dated February 2, 1995 for Planning Areas 67 and 73 (the "Title Commitment") with respect to the Property, issued by Land Title Guarantee Company ("Title Company"), committing to insure title to the Property in Buyer, subject only to the Permitted Exceptions, as hereinafter defined, in a face amount equal to the total Base Purchase Price. The Title Commitment has been amended to reflect the legal description recited on the Survey. Following the final execution of the Agreement, the Title Commitment shall be revised to reflect the legal description of the Parcel(s), as depicted on the Minor Development Plan, and the Purchase Price shall be allocated between the Parcels based upon the number of gross acres contained therein. As soon as possible after each Closing, Mission shall cause to be delivered to Buyer, at Mission's cost and expense, an owner's title insurance policy insuring the title of Buyer in the Parcel sold at such Closing, in accordance with the Title Commitment, and the provisions of this Agreement, and subject only to the Permitted Exceptions, in an amount equal to the Purchase Price for the Parcel purchased. The Title Commitment shall provide for the deletion of the standard printed exceptions, at Mission's cost and expense.

     4.2.  Permitted Exceptions.   The "Permitted Exceptions" shall mean (a)
any easements, restrictions and conditions shown on the Survey or any applicable Minor Development Plan; (b) real property taxes and assessments for the year of the applicable Closing and subsequent years; (c) building, zoning and other applicable ordinances and regulations of the County of Douglas, State of Colorado; (d) any reservations, exceptions, easements, rights-of-way, restrictive covenants, conditions and other matters set forth on Exhibit D attached hereto, including, but not limited to, the exceptions of mineral and water rights set forth on such Exhibit D, subject, however, to Mission's delivery to Buyer at Closing of a Relinquishment of Surface Rights with respect to the exceptions of mineral and water rights in the form attached hereto as Exhibit E; (e) taxes, assessments, fees or charges, if any, resulting from the inclusion of the Property in the Highlands Ranch Metropolitan District No. 2;
(f) the easements, covenants, conditions and restrictions contained in the Deed attached hereto as Exhibit F; (g) the terms and provisions contained in the Supplemental Declaration in the form attached hereto as Exhibit H; (h) the easements, covenants, conditions and restrictions contained in the Easement and Development Agreement attached hereto as Exhibit I; (i) the easements, covenants, conditions and restrictions contained in the Access Easement Agreement attached hereto as Exhibit J; (j) any defects in or objections to title to the Property caused by Buyer or anyone claiming by, through or under Buyer; and (k) any other reservations, exceptions, easements, rights-of-way or other matters which are waived or deemed waived by Buyer pursuant to the Section of this Agreement entitled "Title Defects."

     4.3. Title Defects. Buyer hereby approves the Title Commitment and the exceptions to title contained therein, including the Permitted Exceptions. If Buyer learns of any lien, encumbrance, defect in or objection to title other than a Permitted Exception listed in subsections (a) through (j) in the Section above entitled "Permitted Exceptions" ("Defect"), Buyer shall give immediate written notice thereof ("Notice of Defect") to Mission unless Buyer is willing to waive the Defect. Buyer's failure to give Mission written Notice of Defect within the 10 business days after learning of such Defect (whether by notice from Mission or otherwise) shall constitute Buyer's waiver of such Defect. Within 10 business days after Buyer's giving any written Notice of Defect, Mission shall give notice to Buyer advising Buyer whether Mission intends to cure any such Defect and, if so, shall thereupon promptly proceed to cure such Defect. If Mission elects to cure any Defect, Mission may, by written notice to Buyer, extend the date of the Closing in question for a period of up to 90 days in order to attempt a cure of such Defect in which case (a) the deadlines and periods for the satisfaction of the performance of Mission's and Buyer's post-closing obligations, as set forth in Articles 6 and 7 of this Agreement, shall be extended for like periods, and (b) the calculation of the Purchase Price Escalation Amount for the Parcel being purchased shall not include the number of days by which Mission has extended the date of Closing to cure such Defect. Mission shall give written notice to Buyer when the Defect is cured and the Closing in question shall occur on the earlier to occur of the 10th business day following the giving of such notice, the date on which the Closing for the particular Parcel was otherwise scheduled to occur, or such other date to which the parties may agree. If Mission declines to cure any such Defect, or Mission fails to cure such defect within 90 days after the giving of the original Notice of Defect by Buyer to Mission, Buyer may at Buyer's option, (a) waive in writing such Defect and close as provided in this Agreement, or (b) terminate any further effect of this Agreement in which case the Deposit shall be returned to Buyer and each party shall thereupon be relieved of all further obligations hereunder. Buyer agrees that any Defect shall be deemed cured if Mission shall cause the Defect to be deleted from the Title Commitment and the owner's title insurance policy to be delivered to Buyer or shall obtain affirmative title insurance protection with respect thereto.

     4.4. Deed. Mission shall at the Closing for the First Parcel convey the First Parcel to Buyer by Special Warranty Deed ("Initial Deed") in the form attached hereto as Exhibit F, free and clear of all liens, encumbrances, easements and restrictions except the Permitted Exceptions. At each subsequent Closing Mission shall convey the Parcel being conveyed at such Closing to Buyer by Special Warranty Deed ("Subsequent Parcel Deed") in the form attached hereto as Exhibit G, free and clear of all liens, encumbrances, easements and restric-tions except the Permitted Exceptions. The Initial Deed and the Subsequent Parcel Deeds are herein individually referred to as a "Deed." Each Deed shall, however, contain an allocation of the Permitted Density, as hereafter defined, to the Parcel being conveyed thereby. As provided in Section 1.31 of the Initial Deed, the Property, and the owner thereof, shall not be entitled to use, and shall not be subject to Recreation Function Common Assessments for, any Recreation Cost Center established pursuant to the Community Declaration or any Supplemental Declaration, including, but not limited to, the Highlands Ranch Recreation Center.

     4.5.  Annexation of Property to Community Association.   Mission shall at
each Closing cause the Parcel being purchased thereat to be subjected to the Highlands Ranch Community Association in accordance with the terms and provisions of the Supplemental Declaration, a copy of which is attached hereto as Exhibit H.

     4.6.  Special District Disclosure.   As required by Section 38-35.7-101,
C.R.S., the following disclosure statement is required to be made in every contract for the purchase and sale of residential real property:

           "Special Taxing Districts may be subject to general obligations and indebtedness that is paid by revenues produced from annual tax levies on the taxable property within the district. Property owners in such districts may be placed at risk for increased mill levies and excessive tax burdens to support the servicing of such debt where circumstances arise resulting in the inability of such a district to discharge such indebtedness without such an increase in mill levies. Buyers should investigate the debt financing requirements of the authorized general obligation indebtedness of such districts, existing mill taxes of such district servicing such indebtedness, and the potential for an increase in such mill levies."

Buyer agrees to comply with such requirement in all contracts executed by Buyer, which obligation shall survive Closing.

     4.7.  Special District Formation.

     (a) Description of Special District. Mission acknowledges that Buyer desires to form a special taxing district to finance some or all of those infrastructure improvements which Buyer intends to construct upon the Property including, but not limited to, streets, storm drainage systems, parks and recreational facilities, and water and sewer facilities (the "Infrastructure Improvements"). In accordance with the foregoing, Buyer intends to form a limited purpose C.R.S. Title 32 Special District (the "Development District") and a companion non-profit corporation (the "Development Corporation"). Buyer intends that the Development District shall be formed for the limited purpose of owning, operating and maintaining the Infrastructure Improvements and the generation of revenue for such purposes. Buyer intends that the Development Corporation shall be formed for the limited purpose of issuing bonds for the purpose of funding the installation of the Infrastructure Improvements. In accordance with the foregoing, Mission agrees to cooperate with Buyer in the formation of the Development District and the Development Corporation subject to the following terms and conditions and provided that the formation of such entities does not adversely affect the Parcels remaining to be acquired by Buyer under this Agreement, the development of Highlands Ranch generally or the financial stability of any other special district located within Highlands Ranch.

     (b) Formation of Development District and Development Corporation. Pursuant to Buyer's request, Mission has entered into that certain Installment Land Contract dated February 23, 1995 (the "Installment Land Contract") by and among Mission and Solomon H. Eichenbaum, Daniel B. Levin, Pamela J.L. English, Linda M. Zonneveld and Eugene W. Richter (collectively, the "First Parcel Electors") for the acquisition of the real property more particularly described therein (the "Directors Parcel"). Subject to the terms and provisions of the Installment Land Contract and this Agreement, Mission agrees that it shall cooperate with Buyer in keeping the Installment Land Contract in effect for a period of one year from the date of this Agreement. Buyer agrees that it shall reimburse Mission for all costs and expenses incurred by Mission in connection with such Installment Land Contract including, but not limited to, premiums paid for a title insurance policy for the Directors Parcel. Buyer acknowledges that the "Directors Parcel" is not located within the First Parcel and that Mission agreed to enter into and obligate itself to convey the Directors Parcel to the First Parcel Electors (as opposed to Buyer) as an accommodation to Buyer in connection with the formation of the Development District and the Development Corporation. In accordance with the foregoing and subject to the terms and provisions hereof, Mission acknowledges and agrees that Buyer, by and through the First Parcel Electors, shall be entitled to commence the formation of the Development District and the Development Corporation.

     (c) Development District and Development Corporation Documentation. Mission and Buyer acknowledge that Buyer has (i) initiated preparation of documentation associated with the formation of the Development District (the "District Documentation") and documentation related to the formation of the Development Corporation and the financing of the construction and maintenance of the Infrastructure Improvements (collectively, the "Corporation Documentation"); and (ii) submitted portions of the District Documentation and the Corporation Documentation to various governmental and quasi-governmental entities for review and comment. Notwithstanding the foregoing, Buyer acknowledges that Mission has not approved the form of any District Documentation or Corporation Documentation and Buyer agrees hereafter to submit to Mission for its review and acceptance: (i) all District Documentation and Corporation Documentation prior to the time that any such documentation is submitted to any governmental or quasi-governmental entity for review, comment or approval; (ii) such supplemental documentation as Mission may reasonably request which is related to the formation of the Development District and/or the Development Corporation in accordance with the provisions hereof. In accordance with the foregoing, Buyer may submit District Documentation and Corporation Documentation to Mission for its review at anytime and from time to time subject to the following: Mission shall give written notice to Buyer of its acceptance or rejection of any District Documentation or Corporation Documentation submitted to it on or before the date which is 10 business days following the date of Mission's receipt thereof. If Mission has not given notice of rejection or conditional acceptance of such documentation by the expiration of said 10 day period, Mission shall be deemed to have rejected such documentation as submitted by Buyer. Acceptance or rejection of any District Documentation or Corporation Documentation, including, but not limited to, the Service Plan, as hereinafter defined, and the Petition, as hereinafter defined, shall be in the reasonable discretion of Mission. If Mission rejects or conditionally accepts the District Documentation or the Corporation Documentation, Buyer may deliver to Mission revised documentation, from time to time, for Mission's review. Buyer agrees that it shall not modify any District Documentation or Corporation Documentation as submitted to and approved by Mission without the prior written consent of Mission as provided above.

     In connection with the formation of the Development District and the Development Corporation, Buyer agrees that the name of the Development District or the Development Corporation shall not include the name "Highlands Ranch" or the "Park at Highlands Ranch." Buyer further acknowledges and agrees that the District Documentation and the Corporation Documentation shall: (a) apply only to the First Parcel and the Directors Parcel; provided that such documentation may contemplate the annexation of the remaining Parcels within the Property to the Development District subsequent to the time that Buyer has closed the purchase of such Parcels; (b) that no bonds shall be issued by the Development District and/or the Development Corporation prior to the date of Closing for the First Parcel; and (c) provide that no liens or obligations shall be incurred by the District or attach to any portion of the Property until such time as Buyer has acquired such Property. Mission and Buyer acknowledge that the formation of the Development District will require: (a) the submission of a Service Plan for the Development District (the "Service Plan") to the County Commissioners of Douglas County for review and approval; (b) assuming approval of the Service Plan by the County Commissioners, the filing of a petition ("Petition") to organize the Development District with the District Court of Douglas County; (c) the appearance before the District Court of Douglas County regarding the formation of the Development District; and (d) an election authorizing the formation of the Development District and the election of the Board of Directors of the Development District. In accordance with the foregoing and without limiting the generality of the review provisions contained above, Buyer expressly acknowledges and agrees that Mission shall be entitled to review and approve the form and content of the Service Plan, the Petition, and the Order of the District Court forming the Development District (the "Order"). Buyer agrees that Mission may require that the Order include specific provisions of the Service Plan designated by Mission, including, but not limited, provisions which prohibit the Development District from exercising powers which impact properties outside of the Development District boundaries (e.g. condemnation of property outside of the Development District or the construction of improvements on property located outside of the Development District boundaries).

     (d) Termination of Agreement/Special District. In the event that this Agreement is terminated by either party prior to the recording of the Order, Buyer shall cooperate with Mission in terminating the Development District and the Development Corporation. In furtherance of the foregoing, such cooperation shall include, but shall not be limited to, the termination of the Installment Land Contract upon demand by Mission. Buyer and all other parties reasonably required by Mission, including but not limited to counsel for the Development District, shall execute all documentation reasonably requested by Mission to facilitate the transfer of control and termination of the Development District and the Development Corporation (collectively, the "District Termination Documents"). In addition to the foregoing, Buyer acknowledges and agrees that it shall have one year from the date of this Agreement to (i) remove the Directors Parcel from the boundaries of the Development District free and clear of any Development District liens, obligations or encumbrances; and (ii) resubdivide the First Parcel to provide for a substitute directors parcel therein. Buyer agrees to indemnify, hold harmless and defend Mission from any claim, liability, loss, damage, cost or expense, including attorneys' fees, which Mission may incur or which may be asserted by reason of the formation and/or termination of the Development District and the Development Corporation or the failure of Buyer to remove the Directors Parcel from the Development District in accordance with the provisions hereof.

     4.8.  Easements.   Mission and Buyer agree that the following documents
pertaining to easements associated with the Property and other real property shall be executed at the Initial Closing:

     (a)   Easement and Development Agreement.    The Easement and Development
Agreement attached to this Agreement as Exhibit I shall be executed by Mission and Buyer at the Closing of the First Parcel.

     (b)   Access Easement Agreement.    The Access Easement Agreement attached
to this Agreement as Exhibit J shall be executed by Mission and Buyer at the Closing of the First Parcel.


5.   CLOSING.

     5.1.  Closing Dates and Place.   It is acknowledged that there will be a
series of Closings, one for each Parcel. All references in this Agreement to "Closing" shall mean and refer to the Closing for a particular Parcel. "Closing" for each Parcel shall mean payment of the Purchase Price attributable to the Parcel in question and delivery of the Deed, and other documents to be delivered at Closing as hereinafter provided for such Parcel. Unless otherwise agreed in writing by the parties, the Closing for the First Parcel shall take place at 10:00 a.m. on May 1, 1995, or such later date to which such Closing may be extended as provided in the Section of this Agreement entitled "Title Defects." "Closing Date" or "Date of Closing" shall mean the day on which Closing is accomplished. The Closing shall take place at the offices of Mis-sion, or at such other place as the parties may mutually agree. Each subsequent Closing shall occur not later than 12 months following the Closing on the First Parcel as to the second Parcel and annually thereafter as to each subsequent Closing, with the final Closing to occur not later than four (4) years following the initial Closing. Except as otherwise provided in Section 4.3, each Closing shall occur on a date designated, in writing, by Mission to Buyer not less than 30 days prior to the scheduled date therefor.

     5.2.  Documents at Closing.   At each Closing, the following documents and
materials shall be delivered by the parties: (a) a Closing Statement, as hereinafter provided; (b) a duly executed and acknowledged Deed by Mission in the form attached as Exhibits F or G, as the case may be; (c) a Supplemental Declaration executed by Mission in the form attached hereto as Exhibit H; (d) the Purchase Price for the Parcel; (e) a duly executed and acknowledged Relin-quishment of Surface Rights in the form attached hereto as Exhibit E; (f) a duly executed and acknowledged Easement and Development Agreement in the form attached hereto as Exhibit I, at the Initial Closing ; (g) a duly executed and acknowledged Access Easement Agreement in the form attached hereto as Exhibit J, at the Initial Closing ; (h) the affidavit referred to in the Section of this Agreement entitled "The Foreign Investment in Real Property Tax Act"; and
(i) all other instruments and documents contemplated pursuant to this Agreement.

     5.3.  Closing Statement Adjustments and Prorations.   Each Closing State-
ment to be delivered by the parties at a Closing shall reflect the Purchase Price for the Parcel, a credit against the Purchase Price for the Deposit for the Last Parcel purchased only, and, except as provided in Section 4.7 hereof, adjustment for proration as of the Closing Date of real property taxes and assessments. The Closing Statement shall reflect the fact that Mission shall be obligated to pay the premium for the owner's title insurance for the Parcel pursuant to the Title Commitment; that Buyer shall be responsible for payment of fees for recording or filing of the Deed, the Supplemental Declaration, any Easement Agreement and the Relinquishment of Surface Rights, and any docu-mentary or other fees payable in connection with such recording; and that the parties shall equally split any closing fee payable to the Title Company. Proration for real property taxes and assessments shall be based upon the then most recently available amount of real property taxes and assessments with respect to the Property, and said proration shall be final. In the event that the Parcel is assessed or taxed as a part of a larger parcel, the tax for the Parcel shall be determined by multiplying the assessment and tax for said larger parcel by a fraction, the numerator of which shall be the land area contained in the Parcel and the denominator of which shall be the land area contained in said larger parcel.

     5.4.  Possession.   Possession of a Parcel shall be delivered to Buyer as
of the Closing for such Parcel.

     5.5.  Building Permit Moratorium.   In the event that any governmental or
quasi-governmental authority puts into effect, adopts, imposes or abides by a moratorium or other similar restriction (a "Moratorium") with respect to approval of electric, gas, sanitary sewer, water hook-ups or the issuance of a building permit and the obtaining of a certificate of occupancy thereto, and such Moratorium is in effect during the scheduled occurrence of the Closing or a subsequent Closing or both, then Buyer shall not be required to purchase a Parcel at such Closing or Closings. The Closing, if any, which has been delayed due to such Moratorium, shall occur on the 10th business day after the lifting of the Moratorium upon notice from Mission to Buyer. In the event a Moratorium affects the dates for acceptance and approval of the Site Plan or any Future Site Plan by Douglas County, the date of Closing for the Parcel affected by such Moratorium shall be extended for a period of time equal to the number of days during which such Moratorium is in effect. In accordance with the foregoing, in the event that the Closing for any Parcel hereunder is delayed due to a Moratorium, the date of Closing for all remaining Parcels to be purchased by Buyer hereunder shall be extended by the period of any and all such Moratoriums. In the event of the imposition of any Moratorium prior to the occurrence of the Closing, or any subsequent Closing, the Purchase Escalation Amount for any Parcel shall abate during the period of such Moratorium. In addition, should any Moratorium or Moratoriums remain in effect for more than any consecutive, noncollective, one year period during the term of this Agreement, either Mission or Buyer shall have the option, in their sole and absolute discretion, upon prior written notice to the other party, to terminate this Agreement with respect to all portions of the Property not previously purchased by Buyer hereunder, in which case one half of the Deposit previously paid pursuant to this Agreement shall be returned to Buyer, one-half of the Deposit previously paid pursuant to this Agreement shall be retained by Mission and each party shall thereupon be relieved of all further obligations with respect to, but only with respect to, the portions of the Property not previously purchased under this Agreement.

     Notwithstanding the foregoing, in the event that Mission elects to terminate this Agreement pursuant to the provisions of this Section 5.5, Buyer shall have the right to purchase any or all of the remaining Parcels not previously purchased by Buyer hereunder in phase order, in accordance with the terms and provisions of this Agreement, by delivering written notice to Mission within thirty (30) days of Buyer's receipt of Mission's termination notice (the "Option Notice"). In the event that Buyer elects to purchase all such portions of the Property pursuant to the provisions hereof, the Closing for such purchase shall occur on the date which is sixty (60) days after Mission's receipt of the Option Notice, or such other date as the parties may mutually agree.


6.   MISSION'S POST-CLOSING OBLIGATIONS.

     6.1. Directory Maps. Certain directory maps (the "Directory Maps") have been installed by Mission, at its cost and expense, at various entry points into Highlands Ranch, which are of a size, type, design, number, content and at such locations as Mission has determined in its sole discretion may determine. The Directory Maps show the locations of various projects in Highlands Ranch. Directory Maps showing the location of projects shall include, at Mission's cost and expense, either the name of Buyer or the name of Buyer's project to be developed on the Property, whichever Buyer, at Buyer's option to be exercised by written notice given to Mission prior to Closing (failing which exercise Mission may make such selection in Buyer's discretion), shall elect.

     6.2.  Directional Signs.   Mission agrees to install, at its cost and
expense, at least three directional signs (the "Directional Signs") at various locations within Highlands Ranch, which shall be of a size, type, design, number, content and at such locations as Mission in its sole discretion may determine, which shall contain either the name of Buyer or the name of the project of Buyer to be developed on the Property, whichever Buyer, at Buyer's option to be exercised by written notice given to Mission prior to Closing (failing which exercise Mission may make such selection in its discretion), shall elect and may contain the name of any other project located within Highlands Ranch and the developer thereof (including, if applicable, Mission).

     6.3.  Installation of Maps and Signs.   Buyer agrees to give Mission
written notice advising Mission of the date anticipated by Buyer upon which Buyer's leasing office or trailer shall be open for business with the public. Mission agrees to cause the Directory Maps and Directional Signs (collectively the "Maps and Signs") to be installed no later than the later of (a) 14 days after the date upon which Mission receives such written notice, or (b) the date anticipated by Buyer in such written notice as the date upon which such leasing office or trailer shall so open, or (c) the actual date upon which such leasing office or leasing trailer shall so open. The Maps and Signs shall be maintained and repaired by Mission, at Mission's cost and expense, to a level of quality as determined by Mission in its sole discretion, until two years after the last Closing Date, at which time, or at any time thereafter, the Maps and Signs may be removed. If after Mission initially installs the Maps and Signs, Buyer desires to make any change with respect to the name of Buyer or the name of Buyer's project, as the case may be, thereon, the cost of so doing shall be at Buyer's expense.


7.   BUYER'S POST-CLOSING OBLIGATIONS.

     7.1.  Incorporation of Buyer's Obligations in Deed.   The Deeds attached
hereto as Exhibits F and G contain terms and provisions of certain obligations of Buyer after the Closing. Buyer hereby agrees that Buyer shall be obligated to comply with terms and provisions set forth in the Deeds.

     7.2.  Metropolitan District Requirements.   The Property is located within
the boundaries of Highlands Ranch Metropolitan District No. 2 ("Metropolitan District"). Buyer will satisfy himself with regard to the services performed by, the rules and regulations of, and the systems development fees, tap fees and other fees charged by the Metropolitan District, all of which shall be paid by Buyer.

     7.3.  Additional Information.   Buyer acknowledges that Buyer has
received, read and understands the provisions of (a) a Contiguous Area Report for the Property (the "CAR") in the form attached hereto as Exhibit K, or in such other form as may be designated by Mission in writing to Buyer from time to time; (b) the Community Declaration for Highlands Ranch Community Association, Inc. (the "Community Declaration"), dated September 1, 1981 and recorded September 17, 1981 in Book 421 beginning at Page 924 of the Douglas County Records, as it has been, or may be in the future, duly amended, and the Articles of Incorporation and Bylaws of the Highlands Ranch Community Association, Inc. ("Community Association"), attached as Exhibits thereto; (c) the brochure entitled "Some Questions and Answers About the Highlands Ranch Community Association"; and (d) a form of Supplemental Declaration, which has been or will be used by Mission to annex the Property to the Community Asso-ciation Area (the "Supplemental Declaration"). As more fully set forth in the Initial Deed, Buyer agrees to be bound by and comply with the requirements and restrictions contained in the Community Declaration, and the CAR in construct-ing improvements on the Property.

     7.4.  Maintenance of Property.   As is more particularly provided in the
Initial Deed, after the date of said Deed Buyer shall maintain, or cause to be maintained, the portion of Property conveyed thereby in good, healthful and sightly order, condition and repair. Additionally, and without limiting the generality of the foregoing, Buyer agrees to obtain and maintain any and all required permits, licenses and approvals from any governmental authority having jurisdiction concerning stormwater runoff, sediment or erosion control, storm drainage, or any other water or sediment discharge ("Stormwater Permit") which relate to that portion of the Property, the Closing hereunder for which has previously occurred (the "Transferred Portions"), and, with respect to the Transferred Portions, to comply with any and all requirements, conditions, restrictions or other terms contained in any such Stormwater Permit, whether it has been obtained by Buyer or Mission, including, but not limited to, treatment requirements and discharge limitations. Moreover, for any Stormwater Permit obtained by Mission which covers all or a portion of the Property, Mission shall have the option, at any time on or subsequent to the date upon which all of the Property covered by such Stormwater Permit has been transferred to Buyer, to require Buyer to accept a transfer of such Stormwater Permit. Buyer further agrees to indemnify, hold harmless and defend Mission from any claim, liability, loss, damage, cost or expense, including attorneys' fees, which Mission may incur or which may be asserted by reason of any failure of Buyer to comply with, or fulfill Buyer's obligations under, any such Stormwater Permit required hereunder. Notwithstanding any other provision of this Agreement, the obligations of Buyer under this Section shall survive each Closing, and any termination of this Agreement by either Mission or Buyer.

     7.5.  Water, Soil, and Energy Conservation Measures.   The "Development
Guide Preamble Obligations" shall mean the obligations of Mission, its succes-sors and assigns, as set forth in Subsection C of the Preamble to the Develop-ment Guide, entitled "Implementation of Water and Soil Conservation Measures," and in Subsection D of the Preamble to the Development Guide, entitled "Imple-mentation of Energy Conservation Programs." Buyer agrees that in developing the Property and in designing and constructing Dwelling Units and other improvements thereon, Buyer shall comply with and perform the Development Guide Preamble Obligations insofar as the same apply to the Property. Buyer agrees from time to time and within 10 days after Mission shall deliver a written notice to Buyer requesting Buyer to complete the same, to complete and deliver to Mission a report on such a form as shall be designated by Mission from time to time, setting forth what Buyer has done and in the future plans to do to comply with the Development Guide Preamble Obligations.

     7.6.  Compliance with Open Space Requirements.   Buyer covenants and
agrees that each portion of the Property, if any, which does not constitute a lot upon which a Dwelling Unit is intended to be constructed shall be desig-nated on the Minor Development Plan (or other appropriate document) as Open Space pursuant to the Open Space Agreement, provided that such portion of the Property otherwise qualifies as Open Space pursuant to the Open Space Agree-ment. Any portion of the Property so designated on the Minor Development Plan (or other appropriate document) as Open Space shall be subject to the Open Space Agreement and Buyer agrees not to change the designation of such property as Open Space without the prior written consent of Mission which shall be in Mission's sole and absolute discretion. Buyer covenants and agrees to convey or dedicate, as such terms are defined in Section 3.6 of the Open Space Agreement, such Open Space to the Development District contemplated by Section
4.7 hereof, or, in the event that such Development District is not formed by Buyer, a subassociation formed by Buyer pursuant to the terms and provisions of the Supplemental Declaration, when and as directed by Mission and approved by Douglas County; provided that Mission shall be entitled to direct the conveyance of such Open Space as provided hereunder only if: (a) there is no Excess Open Space available for conveyance within Highlands Ranch; and (b) such conveyance is demanded by Douglas County pursuant to the terms and provisions of the Open Space Agreement. Such conveyance shall be subject only to such reservations and exceptions of easements for access, utilities and drainage purposes as Buyer may deem necessary and desirable and as are accepted in writing by Mission and Douglas County. Until such time as the Open Space is conveyed or dedicated to the Development District or subassociation as provided hereunder, Buyer shall be obligated to care for and maintain the same. Buyer agrees and acknowledges that Mission shall have the sole right to deal with Douglas County with respect to such Open Space. Buyer shall co-operate with Mission in connection with all matters relating to the Open Space contained within the Property.

     7.7.  Density Allocation.   The parties hereby agree that a maximum of
1884 Dwelling Units shall be allocated to the Property and that each Parcel shall be allocated the number of Dwelling Units as set forth on the Development and Phasing Plan. Mission and Buyer acknowledge that Mission is selling the Property to Buyer in accordance with Mission's overall plan for the development of Highlands Ranch. In accordance with the foregoing, Mission covenants and agrees that Mission shall not develop, sell, lease, transfer or otherwise encumber other real property in Planning Areas 5, 54, 67 and 73 of the Highlands Ranch or any other areas within Highlands Ranch in such a manner which would prevent Buyer from obtaining Douglas County's approval of the construction of the maximum number of Dwelling Units allocated to a Parcel pursuant to the Minor Development Plan. Notwithstanding the foregoing, in no event shall the terms and provisions of this paragraph be deemed to create any rights of approval, or any other rights in Buyer, for the development of any Parcel, the Property, Highlands Ranch or the development sale, leasing, transfer or encumbrance of any property located therein except as specifically set forth herein.

     7.8.  Installation of Utilities.   Water, sanitary sewer, storm sewer,
electric, gas, telephone and cable television lines are currently located within streets, public rights of way or easements in a location on or adjacent to the Property. Except as set forth in Sections 7.9(b), with respect to certain drainage improvements, and Section 7.10, with respect to the Willows Water Main, as hereinafter defined, Buyer acknowledges that Mission shall have no obligation whatsoever to install or extend any utility or service lines from their present location to or within the Property. Subject to the provision of Sections 7.9 and 7.10, Buyer acknowledges that it shall be Buyer's respon-sibility, at Buyer's sole cost and expense, to arrange for the installation and extension of all water, sanitary sewer, storm sewer, gas, electricity, cable television and telephone facilities from their current locations to the Property and thereafter within the Property. Buyer shall also be solely responsible for the payment of the cost of any meters, tap fees, service fees and other charges of any entities supplying water, sanitary sewer, storm sewer, gas, electricity, cable television and telephone services. If as a result of any such installation of utility main lines, Buyer is entitled to reimbursement from third parties when such third parties connect to or commence using such lines (in accordance with agreements provided by any utility companies relating to such entitlement) Buyer shall have the right to such reimbursements.

     7.9.  Off-Site Drainage.

     (a)   Big Dry Creek Basin.   Mission is the Declarant under that certain
Declaration of Covenants, Conditions and Restrictions for the Links at Highlands Ranch dated September 29, 1992 recorded September 30, 1992 in Book 1089 at Page 628 in the records of the Clerk and Recorder of Douglas County, Colorado (the "Golf Course Declaration"). The Golf Course Declaration encumbers the property more particularly described therein, which property may hereinafter be referred to as the Golf Course Property. Portions of the Golf Course Property are adjacent to the Property. Pursuant to Section 4.2 of the Golf Course Declaration, Mission, in its capacity as Declarant under the Golf Course Declaration, has reserved the right to grant governmental authorities or districts certain easements, licenses, rights and rights-of-way over and across portions of the Golf Course Property which pertain to drainage and flood control facilities. In accordance with the foregoing, Mission agrees to obtain and/or convey such drainage and flood control easements, licenses, rights and rights-of-way over and across the Golf Course Property which may be reasonably necessary for Buyer to develop the Property in accordance with the Minor Development Plan. Buyer acknowledges and agrees that any such easements, licenses, rights and rights-of-way which relate to Mission's capacity as Declarant under the Golf Course Declaration shall only be made or conveyed by Mission in accordance with the terms and provisions of the Golf Course Declaration. Buyer agrees to indemnify and hold Mission harmless from and against any and all claims, liabilities, losses, damages, costs or expenses, including attorneys' fees which Mission may incur as a result of Buyer's violation of the Golf Course Declaration.

     (b)   Spring Creek Drainage Basin.   Mission and Buyer acknowledge that
the Metropolitan District's currently existing master drainage plan (the "Drainage Plan") anticipates the construction by the Metropolitan District of certain drainage and flood control improvements for the Spring Creek Drainage Basin (the "Drainage Improvements"). Buyer and Mission shall be responsible for contacting the Metropolitan District to coordinate the construction of the Drainage Improvements pursuant to the Drainage Plan. Buyer and Mission agree to use good faith and due diligence in seeking the construction of the Drainage Improvements by the Metropolitan District. In accordance with the foregoing:
(i) Mission shall cause the Metropolitan District to commence the construction of the Drainage Improvements within 3 months from date of the Closing of the First Parcel and complete the construction of the Drainage Improvements within 12 months from date of the Closing of the First Parcel, or (ii) if Mission is unable to cause the Metropolitan District to commence the construction of the Drainage Improvements within 3 months from date of the Closing of the First Parcel and complete the construction of the Drainage Improvements within 12 months from date of the Closing of the First Parcel, Mission shall be obligated to construct the Drainage Improvements itself, subject to delays resulting from Force Majeure Causes, as hereinafter defined. Buyer acknowledges that Mission has made no representation or warranty that Mission will be able to cause the Metropolitan District to construct such Drainage Improvements. "Force Majeure Causes" shall mean and refer to delays from causes beyond the reasonable control of Mission, such as, but not limited to, acts of God, governmental moratoriums, strikes, work stoppages, unavailability of or delay in receiving labor or materials, defaults by contractors or subcontractors, weather conditions, or fire or other casualty. For purposes of this Section 7.9 (b), the term Drainage Improvements shall mean either temporary drainage improvements located either on or off-site of the Property or permanent drainage improvements located off-site of the Property; provided, however, if temporary on-site drainage improvements are constructed on the Property such improvements shall not unreasonably interfere with the development of the Parcels acquired by Buyer hereunder. Buyer hereby acknowledges that Buyer has received the Drainage Plan. Buyer agrees that the storm drainage discharge associated with the construction of Dwelling Units on the Property will not exceed the storm drainage discharge capacity of the Drainage Improvements as contemplated by the Drainage Plan.

     7.10. Willows Water Main.   Buyer and Mission acknowledge that a portion
of the Property is affected by that certain thirty (30) foot wide easement granted to the Willows Water District ("Willows District") by Easement Deed dated April 22, 1975 and recorded April 24, 1975 in Book 275 and Page 538 of the Douglas County Clerk and Recorders records ("Douglas County Records") as amended by that certain Relinquishment of Easement and Grant of Easement dated January 15, 1987 and recorded January 19, 1987 in Book 694 at Page 914 of the Douglas County Records (collectively "Willows Water Easement"). Located within the Willows Water Easement is a thirty (30) inch pressurized water main owned and used by the Willows Water District (the "Willows Water Main"). In addition to the terms and provisions of the Willows Water Easement, the Willows Water Easement is affected by that certain Agreement dated April 3, 1981 between Mission, Highlands Ranch Development Corporation, a Colorado Corporation and the Willows District, a copy of which is attached hereto as Exhibit L (the "Willows Water Agreement"). Missions acknowledges that in several areas along the Willows Water Easement the earthen cover over the Willows Water Main is in excess of the maximum cover limitations set forth in the Willows Water Easement and that the correction of this problem must be remedied ("Water Main Cover Correction"). In accordance with the foregoing, Mission and Buyer agree that they shall jointly cooperate in obtaining from the Willows Water District the specific documentation set forth below which provides for the relocation of the Willows Water Main so as to permit Buyer to develop the Property in accordance with the Development and Phasing Plan, the First Parcel Site Plan and the Future Site Plans (collectively, the "Willows District Documentation"). The Willows District Documentation shall be limited to: (a) approval of the plans and specifications for the relocation of the Willows Water Main by the Willows District engineer; (b) a document which terminates the existing Willows Water Easement with respect to the Property; (c) a document which provides the Willows District with an easement for the relocation of the existing Willows Water Easement to a location jointly determined by Mission and the Willows District; and (d) the approval of the Board of Directors of the Willows Water District of (a), (b) and (c) above. The form and content of the Willows District Documentation shall be subject to the prior written approval of both Mission and Buyer prior to execution. In the event that the Willows District Document is not approved by Mission and Buyer, and executed by the appropriate parties, on or before the date which is fifteen (15) days prior to the Closing for the First Parcel, then either party shall be entitled to terminate this Agreement by delivery of written notice to the other party on or before such date. In the event that the Agreement is terminated by either party in accordance with the provisions hereof, the Deposit, other than the Non-refundable Deposit, shall be returned to Buyer by Mission and each party shall be relieved of all further obligations hereunder except as otherwise provided herein. In the event that the Willows District Documentation is obtained from the Willows District and Buyer closes the purchase of the First Parcel as provided herein, Buyer shall be responsible for performing the relocation of the Willows Water Line in accordance with the terms and provisions of the Willows District Documentation. Mission agrees to provide Buyer with such licenses and other documentation as is reasonably necessary for Buyer to complete the Relocation of the Willows Water Line in accordance with the Willows District Documentation. Mission agrees to reimburse Buyer for a portion of the actual costs and expenses incurred by Buyer for the relocation of the Willows Water Line in accordance with the provisions hereof, exclusive of administrative costs and legal fees (the "Water Main Reimbursement Amount"); provided, however, that in no event shall Mission's reimbursement obligation hereunder exceed $220,995.00. After completion of the relocation of the Willows Water Main by Buyer in accordance with the provisions hereof, Mission shall pay to Buyer the Water Main Reimbursement Amount within 30 days after Mission's receipt of Buyer's invoice for such work, which invoice shall include such backup documentation as Mission may reasonably require.


8.   REPRESENTATIONS AND WARRANTIES.

     8.1.  Representations and Warranties of Mission.   As an inducement to
Buyer to enter into this Agreement, Mission represents and warrants to, and covenants with, Buyer as follows:

     (a) This Agreement constitutes a legal, valid, and binding obligation of Mission and (together with all documents contemplated hereby when executed and delivered) is enforceable against Mission in accordance with its terms.

     (b) Mission Viejo Company is a California corporation duly organized, validly existing, and in good standing under the laws of the State of California and qualified to transact business in the State of Colorado, and individuals executing this Agreement and the documents contemplated by this Agreement on its behalf are duly elected or appointed and validly authorized to execute and deliver the same.

     Should Mission learn of any fact, condition, development, or proposal which is contrary to or inconsistent with the above, it will immediately so advise Buyer in writing.

     8.2.  Representations and Warranties of Buyer.   As an inducement to Mis-
sion to enter into this Agreement, Buyer represents and warrants to, and cove-nants with, Mission as follows:

     (a) That this Agreement constitutes a legal, valid, and binding obli-gation of Buyer and (together with all documents contemplated hereby when executed and delivered) is enforceable against Buyer in accordance with its terms.

     (b) Buyer is a Colorado corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and the individuals executing this Agreement and the documents contemplated by this Agreement are or will be duly authorized to do so.

     Should Buyer learn of any fact, condition, development, or proposal which is contrary to or inconsistent with the above, he will immediately so advise Mission in writing.


9.   DEFAULTS.

     9.1.  Defaults by Mission.   If there is any default by Mission under this
Agreement prior to the Last Closing, Buyer may at Buyer's option, (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer and each party shall thereupon be relieved of all further obligations hereunder, (b) bring an action against Mission for damages, or (c) if the default arises after the Closing for the First Parcel, elect to treat this Agreement as being in full force and effect and Buyer shall have the right to seek specific performance of this Agreement. These shall be the sole remedies of Buyer and Buyer shall not be entitled to, and hereby waives all other rights to seek, specific performance of this Agreement, to file any notice of lis pendens, attachment, lien or encumbrance or to take any other action which could impair the ability of Mission to sell, transfer and freely deal with any portion of the Property not theretofore transferred to Buyer, except as otherwise provided in the first sentence of this Section 9.1.

     9.2.  Defaults by Buyer.   If there is any default by Buyer under this
Agreement prior to the last Closing or if Buyer fails to timely construct the Access Improvements contemplated by the Access Easement Agreement in accordance with the provisions of Section 4 thereof, then Mission may, at Mission's option, (a) since damages may be difficult to ascertain, retain the Deposit as liquidated damages, and declare this Agreement terminated in which case each party shall be relieved of all further obligations hereunder, or (b) if such default is the failure of Buyer to comply with any obligations of Buyer hereunder (other than the obligation of Buyer to close hereunder, or the obligations set forth in Section 3.6 with respect to submittal of documents or obtaining approvals by set deadlines), including, without limitation, Buyer's failure to comply with any of its obligations which survive the termination of this Agreement, bring an action against Buyer for damages. In addition to any default by Buyer hereunder resulting from any failure by Buyer to comply with any of Buyer's obligations hereunder, Buyer shall be in default hereunder if Buyer shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assign-ment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Buyer shall be instituted against Buyer or a receiver or trustee shall be appointed for the interest of Buyer under this Agreement or for all or substantially all of the property of Buyer, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment. The foregoing shall be the sole remedies of Mission, and Mission shall not be entitled to, and hereby waives all rights to seek, specific performance of this Agreement.

     9.3.  Rights to Cure.   Notwithstanding anything to the contrary hereunder
and prior to the commencement of any action on any default, the nondefaulting party shall provide to the defaulting party written notice of such default.
The defaulting party shall have 5 business days after receipt of such notice to cure the alleged default, or if said default cannot reasonably be cured within said 5-day period, the defaulting party shall in good faith commence to cure such failure within such 5-day period and shall diligently proceed therewith to completion.

     9.4.  Defaults After Closing.   Each of Mission and Buyer shall be enti-
tled to pursue any and all legal and equitable remedies available to it in the event of a default by the other party after any Closing under this Agreement as to the Parcel(s) theretofore acquired.


10.  MISCELLANEOUS.

     10.1. Press Releases.   Buyer and Mission agree that neither party shall
make any statement or release to the media regarding this Agreement or the terms and provisions hereof unless the content and timing of said statement or release shall have been approved by the other party in writing, which approval shall not be unreasonably withheld.

     10.2. Taking Prior to Closing.   Other than with respect to an "Immaterial
Taking," as hereinafter defined, if any of the Property is taken by the right of, or is included in any pending action to exercise the right of, eminent domain, prior to the date of the applicable Closing hereunder, at Buyer's option: (a) this Agreement shall remain in effect, such Closing shall never-theless occur and Buyer shall thereupon become entitled to the entire award or proceeds received or receivable for the portion of the Property taken and Mis-sion shall be entitled to any award or proceeds for severance or other damages relating to other property owned by Mission; or (b) Buyer may terminate this Agreement by written notice to Mission, in which case the Deposit shall be returned to Buyer and each party shall be relieved of all further obligations hereunder. If an Immaterial Taking occurs, Mission shall be relieved of its duty to convey title to the portion of the Property so taken or condemned, and Mission will be entitled to receive all proceeds of any such taking or condemnation. Any taking or condemnation for any public or quasi-public purpose or use which does not affect access, reduce the permitted number of Dwelling Units, reduce the value of the Property, in Buyer's reasonable opinion, shall be deemed an "Immaterial Taking."

     10.3. Agreement Not to be Recorded.   Each party agrees that it shall not
cause or permit this Agreement to be recorded; provided, however, that at the Closing of the First Parcel, the parties agree to cause a memorandum of this Agreement to be recorded in the land records of the Clerk and Recorder of the County of Douglas, State of Colorado, which memorandum shall be in form and substance mutually acceptable to the parties. Concurrently with the recordation of such memorandum, Buyer shall deliver to Mission, a quitclaim deed for each of Lots 2 through 5, Highlands Ranch Filing No. 126-A, Douglas County, Colorado which deeds shall be held by Mission pursuant to mutually agreeable instructions. Said instructions shall provide, among other provisions, that (i) upon Buyer's purchase of each of Lots 2 through 5, Highlands Ranch Filing No. 126-A, Douglas County, Colorado, the quitclaim deed with respect to the applicable Lot being held by Mission shall be returned to the Buyer at the Closing at which the applicable Lot is purchased; and (ii) upon Mission delivering to Buyer written notice stating that (x) Buyer is in default under this Agreement, and (y) Buyer has failed to cure such default within the time period provided by Section 9.3 of this Agreement, Mission may record the quitclaim deeds then being held by it pursuant to the terms of the instructions.

     10.4. No Representations.   Mission and Buyer acknowledge and agree that,
except as provided in the Sections of this Agreement entitled "Interstate Land Sales Act and Colorado Subdivision Developers Act Exemptions" and Article 8 and as otherwise expressly provided for elsewhere in this Agreement, neither party has made any representations, warranties, or agreements to or on behalf of the other party as to any matter concerning the Property, the present use thereof or the suitability for Buyer's intended use of the Property, including, without limitation, any representations, warranties or agreements relating to topography, climate, air, water, water rights, utilities, present and future zoning, soil, subsoil, environmental conditions, the purposes to which the Property is suited, the use of adjoining or nearby properties, drainage, access to public roads, or proposed routes of roads, or extensions thereof, or the effect of any state or federal environmental protection laws or regulations. Buyer represents and warrants to Mission that Buyer has made or will make Buyer's own independent inspection and investigation of the Property and, in entering into this Agreement, Buyer intends to rely solely on such inspection and investigation of the Property. No patent or latent physical condition of the Property, whether or not now known or discovered, shall affect the rights of either party hereto. No agreement, warranty or representation, unless expressly contained or provided for herein, shall bind Mission. Buyer expressly waives any right of rescission and all claims for damages by reason of any statement, representation, warranty, promise, or agreement, if any, unless contained in this Agreement.

     10.5. Indemnification; No Mechanic's Liens.   Buyer hereby acknowledges
that the making of Investigations, Tests and Surveys prior to Closing hereunder, are for the benefit of and at the instance of Buyer. Buyer expressly acknowledges that nothing in this Agreement shall authorize Buyer, or any person dealing with, through or under Buyer to subject Mission's interest in any portion of the Property to mechanic's liens prior to Closing for the Property. Buyer agrees to indemnify, hold harmless and defend Mission from any claim, liability, loss, damage, cost or expense, including attorneys' fees, which Mission may incur or which may be asserted by reason of (a) any entry on the Property through or under Buyer prior to Closing; (b) the making of Investigations, Tests and Surveys ordered or conducted by Buyer; or (c) any fencing installed on the Property by Buyer pursuant to the provisions of
Section 3.11 thereof. Buyer agrees not to permit or suffer and, to the extent so permitted or suffered, to cause to be removed and released, any mechanic's, materialman's or other lien on account of supplies, machinery, tools, equipment, labor or materials furnished or used in connection with the planning, design, inspection, construction, alteration, repair or surveying of the Property as aforesaid through or under Buyer prior to Closing hereunder. Mission may at its option, at Buyer's cost and expense, with the assistance of attorneys of Mission's choosing, enter into, defend, prosecute or pursue any effort or action (whether or not litigation is involved) which Mission deems reasonably necessary to defend itself and the Property from and against all claims or liability arising by, through or under Buyer as set forth herein. Buyer acknowledges and agrees that Mission may, but shall not be required to, post or serve a notice that Mission's interest in the Property shall not be subject to any mechanics' liens pursuant to the provisions of C.R.S. Section 38-22-105, and to take such other actions as Mission deems necessary to comply with the provisions of said statute. Notwithstanding any other provisions of this Agreement, the obligations of Buyer under this Section shall survive any termination of this Agreement by either Buyer or Mission.

     10.6. Notices.   All notices, consents or other instruments or communica-
tions provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given and received when actually delivered and received or three business days after mailed, if sent by registered or certified mail, postage prepaid, to the address for a party set forth at the beginning of this Agreement, or as such party may designate by written notice to the other party, with a copy, in the case of notices to Mission, to Legal Department, Colorado Division, Mission Viejo Company, 8822 South Ridgeline Boulevard, Highlands Ranch, Colorado 80126.

     10.7. Entire Agreement.   This Agreement constitutes the entire under-
standing between the parties with respect to the subject matter hereof, and all prior agreements or understandings shall be deemed merged in this Agreement and therein.

     10.8. No Oral Amendment or Modifications.   No amendments, waivers or
modifications hereof shall be made or deemed to have been made unless in writ-ing executed by the party to be bound thereby.

     10.9. Nonseverability.   If any provision of this Agreement shall be
invalid, illegal or unenforceable, and any such provision is significant and material, either party may, at any time prior to a Closing hereunder, at its option, declare this Agreement null and void and of no effect, in which case the Deposit shall be returned to Buyer and each party shall be relieved of all further obligations hereunder. If any other provision of this Agreement shall be invalid, illegal or unenforceable, it shall not affect or impair the valid-ity, legality or enforceability of any other provision of this Agreement, and there shall be substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

     10.10. Assignability.   Buyer may not assign Buyer's rights or obligations
under this Agreement without the prior written consent of Mission, except to Wellsford Residential Property Trust ("Wellsford"), an entity jointly owned by Al Feld and/or The Feld Company with Wellsford (the Feld-Wellsford Entity") or an entity owned by Wellsford (the "Wellsford Entity") and any such attempted assignment shall be null and void. Prior to considering consent to any assignment, except as specifically authorized above Mission shall be entitled to receive and review financial and other information pertaining to the prospective assignee's real property development capabilities, as reasonably requested by Mission. Notwithstanding the foregoing, Mission hereby agrees that Buyer shall have the right to assign Buyer's rights hereunder with respect to the Property or any Parcel of the property, with the consent of Mission, which consent shall not be unreasonably withheld or delayed to any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other legal entity in which (i) Buyer, Wellsford, the Feld-Wellsford Entity or the Wellsford Entity has an ownership equity, beneficial or financial interest, and/or (ii) Buyer, Wellsford, the Feld-Wellsford Entity or the Wellsford Entity or an entity controlled by one of them acts as manager, contractor or developer.

     10.11. Binding Effect.   Subject to the Section of this Agreement entitled
"Assignability," this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.12. Captions for Convenience.   All headings and captions used herein
are for convenience only and are of no meaning in the interpretation or effect of this Agreement.

     10.13. Applicable Law.   This Agreement shall be interpreted and enforced
according to the laws of the State of Colorado.

     10.14. Exhibits Incorporated.   All exhibits to this Agreement are
incorporated herein and made a part hereof as if fully set forth herein.

     10.15. Time of the Essence.   Time is of the essence with respect to
performance required under this Agreement.

     10.16. Brokers.   Except as may be provided by separate written agreement,
each party warrants and certifies to the other party that such party has not engaged or utilized the services of any broker in connection with this transaction who shall be entitled to any com-mission as a result of this Agree-ment or the transaction contemplated hereby. Each party agrees to defend, indemnify and hold harmless the other from and against any claims for broker's or finder's fees or commissions made by any party claiming to have dealt with it. Not-withstanding any other provision of this Agreement, the obligations of Buyer under this Section shall survive any termination of this Agreement by either Mission or Buyer.

     10.17. Counterparts.   This Agreement may be executed in counterparts,
each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

     10.18. Costs of Legal Proceedings.   In the event that either party
institutes legal proceedings with respect to this Agreement or the transaction contemplated hereby, including, but not limited to, appearing and participating in any action initiated by or against the other party under the bankruptcy laws of the United States, or similar laws of any state, the prevailing party shall (or in the case of such a bankruptcy action by a party, the other party shall) be entitled to recover, in addition to any other relief to which it is entitled, its costs and expenses incurred in connection with such legal pro-ceedings, including, without limitation, reasonable attorneys' fees. The obligations of Buyer under this Section shall survive any termination of this Agreement by either Mission or Buyer.

     10.19. Survival of Provisions.   Any provisions of this Agree-ment which
require observance or performance subsequent to the date of Closing shall con-tinue in force and effect following the date of Closing.

     10.20. General Cooperation.   Notwithstanding any other provi-sion of this
Agreement to the contrary, and notwithstanding the Closing of the sale of the Property to Buyer, Buyer and Mission agree in good faith before and after Closing to execute such further or additional documents, and to take such other actions, as may be reasonably necessary or appropriate to fully carry out the intent and purposes of the parties as set forth in this Agreement.

     10.21. Computation of Time.   In computing any period of time under this
Agreement, the date of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so com-puted shall be included unless it is a Saturday, Sunday, or federal legal hol-iday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or federal legal holiday.

     10.22. Negotiated Provisions.   This Agreement shall not be construed more
strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Mission and Buyer have contributed substantially and materially to the preparation of this Agreement.

     10.23. The Foreign Investment In Real Property Tax Act and Colorado
Department of Revenue Form 1083.   Mission shall deliver or cause to be
delivered to Buyer at Closing an affidavit executed by Mission under penalty of perjury stating Mission's United States taxpayer identification number and that Mission is not a foreign person in accordance with Internal Revenue Code
Section 1445(b)(2). Mission shall also deliver or cause to be delivered to Buyer at Closing an affidavit executed by Mission under penalty of perjury stating that Mission is a corporation qualified to do business in the State of Colorado and that it maintains a permanent place of business in the State of Colorado

     10.24. No Implied Waiver.   No failure by Mission to insist upon the
strict performance of any term, covenant, or provision contained in this Agreement, no failure by Mission to exercise any right or remedy under this Agreement, and no acceptance of full or partial payment owed to Mission during the continuance of any default by Buyer, shall constitute a waiver of any such term, covenant, or provision, or a waiver of any such right or remedy, or a waiver of any such default unless such waiver is made in writing by Mission. Any waiver of a breach of a term or a condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a default under this Agreement, from having all the force and effect of a default.

     IN WITNESS WHEREOF, the parties hereto have executed this Vacant Land Purchase and Sale Agreement as of the day and year first above written.

                              MISSION:

                              MISSION VIEJO COMPANY, a
Attest:                       California corporation

By:______________________     By:  /s/  F. Mark Reilly
   Assistant Secretary             ___________________________
                                   Name:  F. Mark Reilly
                                   Title: Senior Vice President,
                                          Colorado Division

ATTEST:                       BUYER:

By:/s/ Solomon H. Eichenbaum  THE FELD COMPANY, a Colorado
     ____________________     corporation
     __________ Secretary

                              By:  /s/ Al Feld
                                   ______________________________
                                   Name:  Al Feld
                                   Title: President
                                   EXHIBIT A
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)


                         Development and Phasing Plan

                        [Depiction of Property Phases]

                                   EXHIBIT B
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                            First Parcel Site Plan
Site Improvement Plan as prepared by Kirkham, Michael and Associates for The Feld Company, Highlands Ranch Filing 126-A, Planning Area 67 and a Portion of Planning Area 73, dated June 14, 1994, consisting of the following eleven sheets:

SHEET 1:            Legal Description with Vicinity Map and Subdivision Map

SHEET 2:            Key Map

SHEETS 3 - 10
inclusive:          Site Plan

SHEET 11:           Details

Site Improvement Plan as prepared by Feld Design, Inc. for Highlands Ranch Filing 126-A, Planning Area 67 and a Portion of Planning Area 73, dated June 14, 1994, as amended July 18, 1994, consisting of the following eighteen sheets:

SHEET L1:           Key Plan, General Notes, Plan List, Index

SHEET L2:           Irrigation Master Tap Plan

SHEET L3 - L10
inclusive:          Landscape Plan

SHEET L11 and
L12:                Fencing/Landscape Detail

SHEET L13 and
L14:                Signage/Landscape Detail

SHEET L15:          Landscape Details

SHEET L16:          Parcel One Lighting Plan

SHEET L17:          Park and Loop Drive Lighting Plan

SHEET L18:          Architectural Elevations
                                   EXHIBIT C
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)


                                 Fencing Plan
                            [Depictions of Fencing]

                                   EXHIBIT D
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)


                             Permitted Exceptions

1. Exception of water rights and ground water granted to Highlands Ranch De-velopment Corporation by Mission Viejo Company in Quit Claim Deed and As-signment dated September 26, 1980, recorded October 20, 1980, in Book 396 at Page 520, in Quit Claim Deed, Assignment and Bill of Sale dated Decem-ber 27, 1988, recorded December 27, 1988, in Book 834 at Page 63, in Quit Claim Deed and Assignment dated February 17, 1989, and recorded March 14, 1989, in Book 844 at Page 1139, and in Quit Claim Deed and Assignment dated April 11, 1990, recorded April 25, 1990, in Book 908 at Page 1205, a portion of which water rights and ground water were granted to Centennial Water and Sanitation District by Highlands Ranch Development Corporation in Special Warranty Deed, Assignment and Bill of Sale dated December 27, 1988, recorded December 27, 1988, in Book 834 at Page 84, Special Warranty Deed and Assignment dated February 17, 1989, and recorded March 14, 1989, in Book 844 at Page 1142, and Special Warranty Deed and Assignment dated April 11, 1990, recorded May 18, 1990, in Book 912 at Page 613, and subject to Relinquishment of Surface Rights dated December 27, 1988, by Centennial Water and Sanitation District, recorded December 27, 1988, in Book 834 at Page 119.

2. Minerals and mineral rights granted to Highlands Ranch Development Cor-poration by Mission Viejo Company in Mineral Deed dated September 26, 1980, and recorded October 20, 1980, in Book 396 at Page 514 and mineral substances in the "full mineral rights land" and coal in the "coal lands" as granted to Highlands Ranch Development Corporation by Union Pacific Land Resources Corporation in Mineral Deed dated May 1, 1981, recorded May 20, 1981, in Book 412 at Page 465, reserving to Union Pacific Land Resources Corporation a 25 percent non- executory interest in and to such mineral substances and coal.

3. The Planned Community District Development Guide for the New Town of Highlands Ranch, as adopted by the Board of County Commissioners of Douglas County, Colorado, on September 17, 1979, recorded October 25, 1979, in Book 373 at Page 187 as the same has been or may be amended from time to time.

4. Community Declaration for Highlands Ranch Community Association, Inc., dated September 1, 1981, and recorded September 17, 1981, in Book 421 at Page 924.

5. Supplemental Declaration for Annexed Property No. ________ dated __________________, to be recorded immediately prior to the recording of the Deed.

6.   Right of Way Agreement as recorded March 12, 1985 in Book 565 at Page 119.

7. Grant of Easement(s) as recorded June 18, 1985 in Book 647 at page 181; recorded January 4, 1988 in Book 769 at Page 272; recorded January 4, 1988 in Book 769 at Page 296; and recorded December 30, 1988 in Book 834 at Page 765.

8. Easement Deed as recorded April 24, 1975 in Book 275 at Page 538 and Modification recorded January 19, 1987 in Book 694 at Page 914.

9.   Easement Deed as recorded May 23, 1975 in Book 276 at Page 453.

10. Easement Deed as recorded November 18, 1975 in Book 282 at Page 589 and Page 594.

11. Easement Deed as granted to the Mountain States Telephone and Telegraph Company as recorded October 1, 1975 in Book 280 at Page 829.

12. Barbed wire fence traversing throughout subject property; buried electric and telephone and CATV lines and gas easements; water line with valve and fire hydrants; and encroachment of improvements onto subject property all as shown on survey plat by Kirkham, Michael and Associates, Job No. M930805.

13.  Notes as shown on survey by Kirkham, Michael and Associates, Job No.
     M930805.

                                   EXHIBIT E
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                       Relinquishment of Surface Rights

                     (Note-See separate document attached)
                       RELINQUISHMENT OF SURFACE RIGHTS


     THIS RELINQUISHMENT OF SURFACE RIGHTS ("Relinquishment") is made this _____ day of _______________, 19__, by HIGHLANDS RANCH DEVELOPMENT CORPORATION, a Colorado corporation ("Development Corp.") whose address is 8822 South Ridge-line Boulevard, Highlands Ranch, Colorado 80126, to THE FELD COMPANY, a Colorado corporation ("Surface Owner") 4600 S. Ulster Street, Suite 350, Denver, Colorado 80237.

     1. Purpose. The purpose of this Relinquishment is to relinquish rights of Development Corp. to enter upon and use the surface of the Property, as hereinafter defined, in connection with the development of mineral or water resources.

     2. Property. The "Property" shall mean that certain real property located in Highlands Ranch more particularly described on Exhibit A [INSERT LEGAL DESCRIPTION OF PARCEL BEING CONVEYED] hereto.

     3. Highlands Ranch. "Highlands Ranch" shall mean the real property located in Douglas County, Colorado, described on Exhibit A attached to the Mineral Deed, as hereinafter defined, and also described in Exhibit A to the Initial Water Deed, as hereinafter defined.

     4. Mineral Deed. "Mineral Deed" shall mean the Mineral Deed dated September 26, 1980, from Mission Viejo Company, a California corporation ("Mission") to Development Corp. recorded October 20, 1980, in Book 396 begin-ning at Page 514 of the records in the office of the Clerk and Recorder of Douglas County, Colorado ("Douglas County Records").

     5. Initial Water Deed. "Initial Water Deed" shall mean the Quit Claim Deed and Assignment dated September 26, 1980, from Mission to Development Corp. recorded October 20, 1980, in Book 396 at Page 520 of the Douglas County Records.

     6. UP Mineral Deed. "UP Mineral Deed" shall mean the Mineral Deed dated May 1, 1981, from Union Pacific Land Resources Corporation ("Union Pacific") to Development Corp. recorded May 20, 1981, in Book 412 at Page 465 of the Douglas County Records.

     7. Subsequent Water Deeds. "Subsequent Water Deeds" shall mean the Quit Claim Deed, Assignment and Bill of Sale dated December 27, 1988, from Mission to Development Corp. recorded December 27, 1988, in Book 834 at Page 63 of the Douglas County Records, the Quit Claim Deed and Assignment, dated February 17, 1989, recorded March 14, 1989, in Book 844 at Page 1139 of the Douglas County Records, and the Quit Claim Deed and Assignment, dated April 11, 1990, recorded April 25, 1990, in Book 908 at Page 1205.

     8. Centennial Water Deeds. "Centennial Water Deeds" shall mean that Special Warranty Deed, Assignment and Bill of Sale dated December 27, 1988, from Development Corp. to Centennial Water and Sanitation District, a Colorado quasi-municipal corporation ("Centennial"), recorded December 27, 1988, in Book 834 at Page 84 of the Douglas County Records, the Special Warranty Deed and Assignment, dated February 17, 1989, and recorded March 14, 1989, in Book 844 at Page 1142 in the Douglas County Records, and the Special Warranty Deed and Assignment, dated April 11, 1990, and recorded May 18, 1990, in Book 912 at Page 613 in the Douglas County Records, and subject to Relinquishment of Surface Rights dated December 27, 1988, by Centennial Water and Sanitation District, recorded December 27, 1988, in Book 834 at Page 119.

     9. Water Rights and Ground Water. "Water Rights and Ground Water" shall mean all of the water rights and ground water acquired by Development Corp. under the Initial Water Deed and Subsequent Water Deeds but excluding those portions of such water rights and ground water which were granted to Centennial by Development Corp. in the Centennial Water Deeds.

     10. Relinquishment of Surface Rights. Development Corp., for itself, its successors and assigns, hereby relinquishes and quit claims to Surface Owner, its successors and assigns, for the period of time as hereinafter spec-ified, all rights of Development Corp. to enter upon the surface of all or any portion of the Property for any purpose in connection with the development or utilization of any minerals or mineral rights or mineral substances or coal acquired by Development Corp. under the Mineral Deed or the UP Mineral Deed or for any purpose in connection with the development or utilization of any of the Water Rights and Ground Water. Nothing herein contained shall limit the right of Surface Owner or any subsequent owner of the Property, to at any time in the future, authorize Development Corp., its successors and assigns, to utilize all or any portion of the Property for the development and utilization of minerals or mineral rights, mineral substances or coal, or Water Rights or Ground Water.

     11. Continued Title to Minerals and Water. Development Corp.'s under-lying title to minerals and mineral rights, mineral substances and coal and Water Rights and Ground Water in connection with the Property shall in no way be affected by this instrument. In addition, the Development Corp., for itself, its successors and assigns, excepts and reserves and shall retain the right to develop and remove any such minerals or mineral rights, mineral sub-stances or coal, and Water Rights or Ground Water by slant drilling, subterra-nean entry or other means or operations conducted on the surface of any parcel as to which Development Corp. may then have rights of surface use or by any other suitable means or methods, provided, however, that any such slant drill-ing, subterranean entry or other operations conducted on the surface of any such parcel or such other suitable means or methods can be employed without entering upon or using the surface of all or any portion of the Property and without impairing structures, improvements or appurtenances, or the use or support thereof, located or to be located on the Property.

     12. Term of Relinquishment. The relinquishment and quit claim of sur-face rights by Development Corp. as contained in Section 10 hereof shall be permanent.

     IN WITNESS WHEREOF, Highlands Ranch Development Corporation has executed this Relinquishment of Surface Rights as of the day and year first above written.

                             HIGHLANDS RANCH DEVELOPMENT
                             CORPORATION, a Colorado corporation


                             By:________________________________
                                                                 Vice President


STATE OF COLORADO   )
                    ) ss.
COUNTY OF DOUGLAS   )

     The foregoing instrument was acknowledged before me this _____ day of _________________, 19__, by Kevin P. Murphy, as Vice President of Highlands Ranch Development Corporation, a Colorado corporation.

     WITNESS my hand and official seal.

     My commission expires: _____________________.


                              ___________________________________
     (SEAL)                   Notary Public

                                   EXHIBIT F
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)


                            First Parcel Deed Form

                                   EXHIBIT G
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)


                         Subsequent Parcels Deed Form

                                   EXHIBIT H
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                         Supplemental Declaration Form

                                   EXHIBIT I
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                      Easement and Development Agreement

                                   EXHIBIT J
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                           Access Easement Agreement

                                   EXHIBIT K
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                            Contiguous Area Report

                                   EXHIBIT L
                                      TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT
                     (The Feld Company - PA 67 and PA 73)

                            Willows Water Agreement

                              FIRST AMENDMENT TO
                    SECOND AMENDED AND RESTATED VACANT LAND
                          PURCHASE AND SALE AGREEMENT

                 (Feld/Wellsford - Lots 1-5, Filing No. 126-A)

     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED VACANT LAND PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of the 1st day of May, 1996, between MISSION VIEJO COMPANY, a California corporation ("Mission"), whose address is 8822 South Ridgeline Boulevard, Highlands Ranch, Colorado 80126,
Attn: Land Sales Department, and WELLSFORD PARK HIGHLANDS CORP., a Colorado corporation, whose address is 370 17th Street, Suite 3100, Denver, Colorado, 80202 ("Buyer").

1.   GENERAL.

     1.1 Purchase Agreement. The "Purchase Agreement" shall mean that certain Second Amended and Restated Vacant Land Purchase and Sale Agreement dated March 23, 1995, whereby Mission agreed to sell, and The Feld Company, a Colorado corporation ("The Feld Company") agreed to buy, certain property located in Douglas County, Colorado more particularly described therein, on the terms and conditions more particularly set forth therein. The Feld Company assigned its interest as "Buyer" under the Purchase Agreement to Buyer pursuant to the terms and provisions of that Assignment and Assumption of Amended and Restated Vacant Land Purchase and Sale Agreement dated May 2, 1995. Terms defined in the Purchase Agreement shall have the same meaning in this Amendment unless otherwise provided herein, or the context otherwise requires.

     1.2 Purpose of Amendment. The parties desire to amend certain provisions of the Purchase Agreement in conjunction with Buyer's or its assignee's acquisition of Lot 2A, Highlands Ranch Filing 126-A, as described in the Lot Line Adjustment Certificate recorded April 29, 1996 at Reception No. 9622585, in Book 1337 on Pages 324-326 in the records of the Clerk and Recorder of Douglas County, Colorado ("Lot 2A"). The parties enter into this Amendment to reflect their agreement with regard to the matters set forth herein.

     1.3 Consideration. The parties enter into this Amendment in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

     1.4 Incorporation. The terms and provisions of this Amendment are hereby incorporated into the Agreement, and, except for the amendments herein contained, all of the terms and provisions of the Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment. To the extent that the terms and provisions of this Amendment conflict with the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall control.

2.   AMENDMENTS TO AGREEMENT.

     2.1 Density Allocation. The Development and Phasing Plan attached to the Purchase Agreement provides for the allocation of 316 Dwelling Units to Lot 2A. Mission and Buyer hereby amend the Development and Phasing Plan to provide for the allocation of 304 Dwelling Units to Lot 2A. The remaining 12 Dwelling Units previously allocated to Lot 2A pursuant to the Purchase Agreement may be allocated by Buyer to the remaining three Parcels in the Property in any manner Buyer deems fit in Buyer's reasonable discretion subject to Mission's right to review the Site Plan for a particular Parcel under the Purchase Agreement and the Deed applicable to such Parcel.

     2.2    Amendments to Development Guide.    Mission  acknowledges and
agrees that Mission will provide Buyer with written notice of any proposed amendment ("Amendment") to the Development Guide affecting the Property which is initiated by Mission. Such notice shall be delivered to Pamela H. English, Feld Design Group, Inc, 4600 S. Ulster Street, Suite 350, Denver, Co. 80237, or to such other person or address as Buyer may direct. Buyer shall have the right to comment upon, and object to, the proposed Amendment provided that such comments and objections are received by Mission within fifteen (15) business days of Buyer's receipt of the proposed Amendment. If Buyer reasonably believes that the proposed Amendment will adversely affect the Property, Mission shall use its best efforts to exclude the Property from the effect of the proposed Amendment. Buyer acknowledges that Mission shall be entitled to submit the proposed Amendment to Douglas County for its review during Buyer's fifteen (15) day review period. Notwithstanding anything to the contrary contained herein, in no event shall the terms and provisions of this paragraph be deemed to: (a) create any rights of approval, or any other rights in Buyer, for the development of any other property within Highlands Ranch other than the Property, or the development, sale, leasing, transfer or encumbrance of any property located therein except as specifically set forth herein; or (b) prevent Mission from finalizing the proposed Amendment with respect to property within Highlands Ranch other than the Property.

     2.3 Boundary - Access Easement. Mission and Buyer have amended the configuration of Lot 2A in accordance with the Subdivision Boundary (Lot Line) Adjustment Map (the "Boundary Adjustment Map"), recorded April 29, 1996 at Reception No. 9622585 in Book 1337, on Pages 324-326. In accordance with the foregoing, the Base Purchase Price for Lot 2A shall be adjusted to reflect the increased acreage of Lot 2A. In consideration of the foregoing, Buyer agrees to grant to Mission an access easement over and across a portion of Lot 2A (the "Access Easement"). The Access Easement granted to Mission hereunder shall be in the form of the Access Easement Agreement attached hereto as Exhibit A (the "Access Easement Agreement") and the location of the Access Easement shall be as described on Exhibit A to the Access Easement Agreement.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the day and year first above written.

                         MISSION VIEJO COMPANY, a California corporation


                         By:  /s/ Jeffrey F. Kappes
                              ___________________________________
                              Jeffrey F. Kappes, Vice President,
                               Sales and Marketing



                         WELLSFORD PARK HIGHLANDS CORP., a Colorado corporation


                         By:  /s/  Donald D. MacKenzie
                              ___________________________________
                                   Donald D. MacKenzie,
                              ___________________________________
                                   Vice President

                                   Exhibit A

                       Form of Access Easement Agreement